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                                                                    EXHIBIT 4.10

                   [DONLAR BIOSYNTREX CORPORATION LETTERHEAD]

August 23, 2002

CONFIDENTIAL

Mr. Peter LeDonne
Plum Creek Farm
46 Linvale Road
Ringoes, NJ  08551

         The boards of directors of Donlar Corporation ("Donlar") and Donlar's majority owned subsidiary, Donlar Biosyntrex Corporation ("Donlar Biosyntrex"), have unanimously approved that certain Amended and Restated Agreement and Plan of Merger dated as of June 7, 2002 (the "Merger Agreement"), that provides for the merger of Donlar Biosyntrex with and into Donlar (the "Merger") with Donlar being the surviving corporation (the "Combined Company"). Currently, you own 1,000 shares of series A preferred stock of Donlar Biosyntrex ("Donlar Biosyntrex Series A Shares"). This letter agreement (this "Letter Agreement") sets forth certain understandings between you and Donlar Biosyntrex regarding the terms upon which you shall surrender the Donlar Biosyntrex Series A Shares in exchange for 1,000 shares of common stock of the Combined Company ("Combined Company Common Shares") pursuant to the terms of the Merger Agreement.

         Accordingly, you agree: (a) to surrender for cancellation the Donlar Biosyntrex Series A Shares in exchange for Combined Company Common Shares issued upon the completion of the Merger; (b) to vote any shares of voting securities of Donlar Biosyntrex owned by you in favor of the approval of the Merger and the equity incentive plan; and (c) to appoint Larry P. Koskan as proxy with full power of substitution, to vote at the special meeting of the shareholders of Donlar Biosyntrex, all of the Donlar Biosyntrex Series A Shares which you have power to vote at the special meeting of shareholders, or any adjournment thereof, in favor of the approval of the Merger and the equity incentive plan.

         If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and deliver a copy of this Letter Agreement as provided for herein, whereupon this Letter Agreement shall represent a binding agreement between us and shall be governed by the internal laws of the State of Illinois.

                                                  Very truly yours,

                                                  DONLAR BIOSYNTREX CORPORATION


                                                  By: /s/ Larry P. Koskan
                                                      -------------------------
                                                  Name: Larry Koskan
                                                        Title: President and CEO


Accepted and agreed to as of the date first above written:


/s/ Peter LeDonne
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